UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

TRIPADVISOR, INC.
(Name of Registrant as Specified In Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a slate of director nominees at the 2026 annual meeting of stockholders of Tripadvisor, Inc., a Nevada corporation (the “Company”).

On February 17, 2026, Starboard issued the following press release announcing its delivery of a letter to the Company. The full text of the letter is attached hereto as Exhibit 1 and incorporated herein by reference.

STARBOARD DELIVERS LETTER TO TRIPADVISOR

Highlights the Company’s Prolonged Underperformance and Failure to Take Decisive Action to Create Shareholder Value

Believes a Reconstituted Board is Required to Instill Sense of Urgency, Improve Operational Execution, and Execute on Value Creation Opportunities

Believes Tripadvisor Should Explore a Sale of the Company, in One or Multiple Transactions

Announces Intent to Nominate Majority Slate of Director Candidates for Election at the Company’s 2026 Annual Meeting

NEW YORK, NY – FEBRUARY 17, 2026 -- Starboard Value LP (together with its affiliates, “Starboard”), a significant stockholder of Tripadvisor, Inc. (“Tripadvisor” or the “Company”) (NASDAQ: TRIP), today announced that it has delivered a letter to Greg Maffei, Tripadvisor’s Chairman of the Board of Directors, Matt Goldberg, the Company’s Chief Executive Officer, and the Board of Directors, with a copy to Mike Noonan, the Company’s Chief Financial Officer.

The full text of Starboard’s letter to the Company can be viewed here.

About Starboard Value LP

Starboard Value LP is an investment adviser with a focused and fundamental approach to investing in publicly traded companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a slate of director nominees at the 2026 annual meeting of stockholders of Tripadvisor, Inc., a Nevada corporation (the “Company”).

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard Value L LP (“Starboard L GP”), Starboard Value R GP LLC (“Starboard R GP”), Starboard X Master Fund Ltd (“Starboard X Master”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith and Peter A. Feld.

As of the close of business on February 16, 2026, Starboard V&O Fund beneficially owned directly 5,799,775 shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”). As of the close of business on February 16, 2026, Starboard S LLC directly owned 805,253 shares of Common Stock. As of the close of business on February 16, 2026, Starboard L Master directly owned 316,321 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 316,321 shares of Common Stock owned by Starboard L Master. Starboard R GP, as the general partner of Starboard L GP, may be deemed the beneficial owner of the 316,321 shares of Common Stock owned by Starboard L Master. As of the close of business on February 16, 2026, Starboard X Master directly owned 2,116,298 shares of Common Stock. As of the close of business on February 16, 2026, 1,737,349 shares of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard L Master and Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 10,774,996 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and Messrs. Smith and Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 10,774,996 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account.

Investor contacts:

Peter Feld, (212) 201-4878

Gavin Molinelli, (212) 201-4828

www.starboardvalue.com

Media contacts:

Longacre Square Partners

Greg Marose, (646) 386-0091

starboard@longacresquare.com